CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in Post-Effective Amendment No. 16 to the Registration Statement of each of the Funds constituting Lebenthal Funds, Inc. on Form N-1A of our report dated January 12, 1999 on our audits of the financial statements and financial highlights of the Lebenthal New York
Municipal Bond Fund, Lebenthal New Jersey Municipal Bond Fund and Lebenthal Taxable Municipal Bond Fund, which report is included in the Annual Report to Shareholders for the year ended November 30, 1998 which is incorporated by reference in the Statement of Additional Information. We also consent to the reference in the Statement of Additional Information to our Firm under the caption "Counsel and Auditors."

Kansas City, Missouri
January 28, 1999

                                                 /s/PricewaterhouseCoopers LLP


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